EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST
DECLARES SEPTEMBER CASH DISTRIBUTION

    Dallas, Texas, September 20, 2005 - Bank of America, N.A., as Trustee of the Cross Timbers Royalty Trust (NYSE - CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.345494 per unit, payable on October 17, 2005, to unitholders of record on September 30, 2005. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month	22,800	128,000	$55.98	$13.67

Prior Month	23,000	202,000	$50.59	$7.16

    The current month distribution includes $668,000, or $0.11 per unit, related to a purchaser’s recalculation and remittance of royalties for San Juan Basin production before February 2002. Excluding the effect of this one-time adjustment, the current month gas price is $7.81 per Mcf. Other gas sales adjustments related to prior periods reduced the current month distribution by approximately $160,000, or $0.03 per unit, and underlying gas sales volumes by approximately 55,000 Mcf.

    For more information on the Trust, please visit our web site at www.crosstimberstrust.com.

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Contact:	Nancy G. Willis Vice President Bank of America, N.A. Toll Free - 877/228-5084 www.crosstimberstrust.com